News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Fourth Quarter and Record Fiscal 2007 Full Year Results

Whippany, New Jersey, November 15, 2007 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced results for the fiscal 2007 fourth quarter and record results for the fiscal year ended September 29, 2007.

Fourth Quarter 2007 Results

Results for the three months ended September 29, 2007 reflect 13 weeks of operations compared to 14 weeks in the prior year quarter. Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2007, the Partnership’s net loss was $32.1 million, or $0.99 per Common Unit, compared to a net loss of $21.0 million, or $0.66 per Common Unit, for the fourth quarter of fiscal 2006. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to a loss of $12.4 million for the fiscal 2007 fourth quarter, compared to a loss of $2.8 million for the prior year quarter.

EBITDA and net loss for the fiscal 2007 fourth quarter included: (i) a non-cash pension settlement charge of $3.3 million related to accelerated recognition of actuarial losses in the Partnership’s defined benefit pension plan as a result of the level of lump sum retirement benefit payments made during fiscal 2007; (ii) a gain (reported within discontinued operations) of $0.7 million from the sale of two customer service centers considered to be non-strategic; and (iii) a non-cash adjustment to the provision for income taxes-deferred taxes of $3.8 million.

EBITDA and net loss for the fourth quarter of fiscal 2006 included: (i) a non-cash pension settlement charge of $4.4 million; (ii) incremental professional services fees of $4.0 million associated with the exchange of the general partner’s interests for Common Units that was consummated in October 2006; (iii) a $1.6 million restructuring charge related primarily to severance benefits associated with the Partnership’s field realignment efforts, including the restructuring of its heating, ventilation and air conditioning (“HVAC”) segment which began in the third quarter of fiscal 2006; and (iv) a charge of $1.2 million within cost of products sold to reduce the carrying value of non-fuel inventory.

Retail propane gallons sold in the fourth quarter of fiscal 2007 decreased 11.6 million gallons, or 15.4%, to 63.9 million gallons compared to 75.5 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 7.6 million gallons, or 37.1%, to 12.9 million gallons during the fourth quarter of fiscal 2007 compared to 20.5 million gallons in the prior year

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quarter. The decrease in retail gallons is primarily attributed to the impact of the additional week of operations in the prior year quarter, as well as from customer conservation in the high energy price environment and the Partnership’s ongoing efforts to improve its customer mix by strategically exiting certain lower margin business in both segments.

Revenues from the distribution of propane and related activities of $154.0 million in the fourth quarter of fiscal 2007 decreased $35.6 million, or 18.8%, compared to $189.6 million in the prior year quarter, primarily due to the impact of lower volumes as described above, offset to an extent by higher average selling prices. Revenues of $33.0 million from distribution of fuel oil and other refined fuels decreased $18.1 million, or 35.4%, from $51.1 million in the prior year quarter, primarily as a result of lower volumes.

Revenues in the natural gas and electricity marketing segment decreased $3.4 million, or 18.5%, to $15.0 million in the fourth quarter of fiscal 2007 compared to $18.4 million in the prior year quarter, primarily due to lower volumes. Revenues in the HVAC segment decreased $5.4 million, or 31.6%, to $11.7 million from $17.1 million in the prior year quarter, primarily as a result of the Partnership’s decision to reduce the level of HVAC installation activities as part of its restructuring of the HVAC segment that began during the third quarter of fiscal 2006.

In the commodities market, average posted prices for both propane and fuel oil remained high in the fourth quarter relative to historical trends and, in particular, increased sharply towards the end of the quarter, thus contributing to the lower volumes as a result of customer conservation. By the end of September 2007 the average posted prices for propane and fuel oil were 41% and 33% higher, respectively, compared to the average posted prices at the end of September 2006. Cost of products sold for the fourth quarter decreased $35.1 million, or 20.0%, to $140.0 million compared to $175.1 million in the prior year quarter, primarily as a result of lower sales volumes described above. In addition, cost of products sold in the fourth quarter of fiscal 2007 included a $0.2 million unrealized (non-cash) gain attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $7.0 million unrealized (non-cash) gain in the prior year quarter.

The favorable trend experienced in operating and general and administrative expenses from the Partnership’s efforts to drive efficiencies and reduce costs continued into the fourth quarter of fiscal 2007. Combined operating and general and administrative expenses of $85.5 million decreased $14.9 million, or 14.8%, compared to $100.4 million in the prior year quarter, which included the additional week of operations. The most significant cost savings were experienced in payroll and benefit related expenses which declined $6.7 million, primarily due to lower headcount, as well as from a $2.3 million reduction in vehicle expenditures, and savings in other costs to operate the Partnership’s customer service centers. In addition, professional services costs for the fourth quarter of fiscal 2007 declined $5.1 million compared to the prior year quarter, primarily from the $4.0 million of incremental fees in the prior year fourth quarter described above.

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Fiscal Year 2007 Results

The Partnership reported record net income and EBITDA for the fiscal year ended September 29, 2007. Net income of $127.3 million, or $3.91 per Common Unit, increased $36.6 million, or 40.4%, compared to net income of $90.7 million, or $2.84 per Common Unit, in fiscal 2006. Fiscal 2007 EBITDA amounted to $197.8 million, an increase of $32.5 million, or 19.7%, compared to $165.3 million for fiscal 2006.

Fiscal 2007 included 52 weeks of operations compared to 53 weeks in the prior year. Net income and EBITDA for fiscal 2007 included: (i) the non-cash pension settlement charge of $3.3 million described above; (ii) restructuring charges of $1.5 million related to severance benefits; (iii) gains (reported within discontinued operations) of $1.9 million from the sale and exchange of customer service centers considered to be non-strategic; and (iv) the $3.8 million non-cash adjustment to the provision for income taxes described above.

EBITDA and net income for fiscal 2006 were unfavorably impacted by $17.5 million as a result of certain significant items relating mainly to: (i) $6.1 million of restructuring charges primarily for severance benefits associated with the Partnership’s field realignment and restructuring of its HVAC business; (ii) incremental professional services fees of $5.0 million associated with the exchange of the general partner’s interests for Common Units that was consummated in October 2006; (iii) a non-cash pension settlement charge of $4.4 million; and (iv) a charge of $2.0 million within cost of products sold to reduce the carrying value of service inventory that is no longer marketed by the Partnership’s customer service centers.

The improvement in year-over-year results reflects the Partnership’s efforts over the past two years to drive efficiencies, streamline its operating footprint and reduce its cost structure. As a result of these efforts, combined operating and general and administrative expenses for fiscal 2007 were $56.4 million, or 13.0%, lower than the prior year, despite a $7.0 million increase in variable compensation costs in line with higher earnings. The Partnership’s efforts to improve its customer mix resulting from the strategic exit of certain lower margin business in both the propane and refined fuels segments also contributed to the improved year-over-year results, despite lower volumes.

Average temperatures in the Partnership’s service territories were 6% warmer than normal for fiscal 2007 compared to 11% warmer than normal in fiscal 2006. In the commodities markets, average posted prices increased 2.6% for propane and decreased 1.2% for fuel oil in fiscal 2007 compared to average posted prices in fiscal 2006, despite a sharp increase for both commodities late in the fourth quarter of fiscal 2007, as described above.

Lower volumes, despite the colder average temperatures, were attributable to ongoing customer conservation driven by high energy costs, the Partnership’s efforts to improve its customer mix, and the impact of the additional week of operations in the prior year. Retail propane gallons sold in fiscal 2007 decreased 34.3 million gallons, or 7.3%, to 432.5 million gallons from 466.8 million gallons in fiscal 2006. Sales of fuel oil and other refined fuels decreased 41.1 million gallons, or 28.2%, to 104.5 million gallons compared to 145.6 million gallons in the prior year. In the refined fuels segment, the decision to exit the lower margin gasoline and low sulfur diesel businesses resulted in a reduction in volumes of approximately 21.7 million gallons, or 53% of the total volume decline compared to the prior year.

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Revenues from the distribution of propane and related activities of $1,019.8 million in fiscal 2007 decreased $61.8 million, or 5.7%, compared to $1,081.6 million in fiscal 2006, primarily due to lower volumes, offset to an extent by higher average selling prices in line with the aforementioned higher product costs. Revenues of $262.1 million from distribution of fuel oil and other refined fuels decreased $94.4 million, or 26.5%, from $356.5 million in the prior year, primarily as a result of lower volumes, partially offset by higher average selling prices.

Revenues in the natural gas and electricity marketing segment decreased $27.7 million, or 22.7%, to $94.4 million in fiscal 2007 primarily from lower volumes and lower average selling prices for both natural gas and electricity. Revenues in the HVAC segment decreased $30.8 million, or 35.3%, to $56.5 million in fiscal 2007 from $87.3 million in the prior year, primarily as a result of the decision during the third quarter of fiscal 2006 to reorganize the HVAC segment and to reduce the level of HVAC installation activities. The focus of the Partnership’s ongoing service offerings will be in support of its existing propane, refined fuels and natural gas and electricity segments, thus reducing overall HVAC segment revenues.

Cost of products sold decreased $186.4 million, or 17.7%, to $865.4 million for the fiscal year ended September 29, 2007, compared to $1,051.8 million in the prior year. The decrease results primarily from the lower sales volumes, described above, as well as the impact (particularly in the first half of fiscal 2007) of various favorable market factors impacting our supply and risk management activities which provided incremental margin opportunities. We attribute approximately $14.7 million of the fiscal 2007 profitability to these favorable market conditions which may not be present in the future. In addition, cost of products sold in fiscal 2007 included a $7.6 million unrealized (non-cash) loss attributable to FAS 133, compared to a $14.5 million unrealized (non-cash) gain in the prior year.

Combined operating and general and administrative expenses of $376.0 million decreased $56.4 million, or 13.0%, compared to $432.4 million in the prior year, which included the additional week of operations. In fiscal 2007, the Partnership realized the full-year effect of the operating efficiencies, lower headcount and lower vehicle count resulting from its field and HVAC reorganizations. The most significant cost savings were experienced in payroll and benefit related expenses which declined $18.8 million, reductions of $11.5 million in professional services (including the $5.0 million of incremental fees described above) and $7.1 million in vehicle expenditures, as well as savings in other costs to operate the Partnership’s customer service centers. General and administrative expenses for fiscal 2007 included a $2.0 million gain from the Partnership’s recovery of a substantial portion of legal fees associated with its successful defense of a matter following the 1999 acquisition of certain propane assets in North and South Carolina.

Depreciation and amortization expense decreased $3.9 million, or 11.9%, to $28.8 million primarily as a result of lower amortization expense on intangible assets that have been fully amortized, coupled with lower depreciation from asset retirements.

Net interest expense decreased $5.1 million, or 12.5%, to $35.6 million in fiscal 2007 compared to $40.7 million in fiscal 2006. As has been the case since April 2006, during fiscal 2007 there

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were no borrowings under the Partnership’s working capital facility, resulting in lower interest expense. Additionally, during fiscal 2007, the Partnership made a voluntary contribution of $25.0 million from cash on hand to fully fund its estimated accumulated benefit obligation under its defined benefit pension plan, thus improving the funded status of that plan and further strengthening the Partnership’s financial position. Despite this voluntary contribution and the continued high commodity price environment, the Partnership ended fiscal 2007 with $96.6 million in cash on hand, also contributing to the reduction in net interest expense as a result of interest earned on invested cash.

On October 2, 2007, the Partnership announced that its operating subsidiary, Suburban Propane, L.P., completed the previously announced sale of its Tirzah, South Carolina underground granite propane storage cavern, and associated 62-mile pipeline, for approximately $54.0 million in net proceeds. As a result of this sale, a gain of approximately $43.7 million will be reported within discontinued operations in the Partnership’s results for the first quarter of fiscal 2008. The results of operations from the Tirzah facilities have been reported within discontinued operations for all periods presented. Because the transaction closed subsequent to the end of fiscal 2007, the Partnership’s cash on hand at September 29, 2007 does not include the $54.0 million of net proceeds from the sale.

On October 25, 2007, the Partnership announced that its Board of Supervisors declared the fifteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.7125 to $0.75 per Common Unit for the three months ended September 29, 2007. On an annualized basis, this increased distribution rate equates to $3.00 per Common Unit, an increase of $0.15 per Common Unit from the previous distribution rate. The $0.75 per Common Unit distribution was paid on November 13, 2007 to Common Unitholders of record as of November 6, 2007.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased with our second consecutive year of record earnings. Our fiscal 2007 results reflect the benefits of several major initiatives that we undertook to streamline our operating footprint, restructure our HVAC business segment, fine-tune our customer mix, improve operating efficiencies, and further strengthen our balance sheet. These efforts have delivered benefits directly to our bottom line with earnings growth of nearly 20% over the prior year, despite lower volumes driven primarily by the continued high price energy environment and customer conservation. Our improved results have also allowed us to deliver increasing value to our Unitholders with our annualized distribution rate now at $3.00 per Common Unit - a growth rate of 13% over the prior year.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The impact of legal proceedings on the Partnership’s business; and
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 29, 2007 and September 30, 2006

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenues
Propane	$153,990	$189,574	$1,019,798	$1,081,573
Fuel oil and refined fuels	32,970	51,119	262,076	356,531
Natural gas and electricity	14,970	18,355	94,352	122,071
HVAC	11,727	17,075	56,519	87,258
All other	1,433	2,011	6,818	9,697
	215,090	278,134	1,439,563	1,657,130
Costs and expenses
Cost of products sold	139,973	175,081	865,418	1,051,797
Operating	71,764	81,981	319,583	368,868
General and administrative	13,755	18,453	56,422	63,561
Restructuring charges and severance costs	—	1,649	1,485	6,076
Pension settlement charge	3,269	4,437	3,269	4,437
Depreciation and amortization	7,028	8,152	28,790	32,653
	235,789	289,753	1,274,967	1,527,392
(Loss) income before interest expense and provision for income taxes	(20,699)	(11,619)	164,596	129,738
Interest expense, net	8,435	9,488	35,596	40,680
(Loss) income before provision for income taxes	(29,134)	(21,107)	129,000	89,058
Provision for income taxes
Current	324	410	1,853	764
Deferred	3,800	—	3,800	—
(Loss) income from continuing operations	(33,258)	(21,517)	123,347	88,294
Discontinued operations:
Gain on exchange/sale of customer service centers	682	—	1,887	—
Income from discontinued operations	489	486	2,053	2,446
Net (loss) income	$(32,087)	$(21,031)	$127,287	$90,740
General Partner’s interest in net (loss) income	$—	$(883)	$—	$2,628
Limited Partners’ interest in net (loss) income	$(32,087)	$(20,148)	$127,287	$88,112
(Loss) income from continuing operations per Common Unit - basic (a)	$(1.02)	$(0.68)	$3.79	$2.76
Discontinued operations	$0.03	$0.02	$0.12	$0.08
Net (loss) income per Common Unit - basic (a)	$(0.99)	$(0.66)	$3.91	$2.84
Weighted average number of Common Units outstanding - basic	32,674	30,314	32,554	30,310
(Loss) income from continuing operations per Common Unit - diluted (a)	$(1.02)	$(0.68)	$3.77	$2.75
Discontinued operations	$0.03	$0.02	$0.12	$0.08
Net (loss) income per Common Unit - diluted (a)	$(0.99)	$(0.66)	$3.89	$2.83
Weighted average number of Common Units outstanding - diluted	32,674	30,314	32,730	30,453
Supplemental Information:
EBITDA (b)	$(12,423)	$(2,847)	$197,778	$165,335
Retail gallons sold:
Propane	63,924	75,460	432,526	466,779
Refined fuels	12,867	20,538	104,506	145,616
Capital expenditures:
Maintenance	$3,211	$4,102	$10,032	$11,141
Growth	$3,821	$3,652	$16,724	$11,916

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(a)

Computations of earnings per Common Unit for the year ended September 30, 2006 reflected the application of Emerging Issues Task Force (“EITF”) consensus 03-6 “Participating Securities and the Two-Class Method Under FAS 128” (“EITF 03-6”) which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which were considered participating securities for purposes of the two-class method).

As a result of the elimination of the general partner’s incentive distribution rights and general partner interests following the general partner exchange transaction consummated on October 19, 2006, the two-class method under EITF 03-6 is no longer applicable. Net (loss) income per Common Unit for the three and twelve months ended September 29, 2007 was computed under SFAS No. 128 “Earnings per Share” (“FAS 128”) by dividing net (loss) income by the weighted average number of outstanding Common Units. The requirements of EITF 03-6 do not apply in periods in which a net loss is reported as was the case for the three months ended September 30, 2006. For the year ended September 30, 2006, the computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.07 per Common Unit compared to the computation under FAS 128.

(b)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net (loss) income	$(32,087)	$(21,031)	$127,287	$90,740
Add:
Provision for income taxes	4,124	410	5,653	764
Interest expense, net	8,435	9,488	35,596	40,680
Depreciation and amortization - continuing operations	7,028	8,152	28,790	32,653
Depreciation and amortization - discontinued operations	77	134	452	498
EBITDA	(12,423)	(2,847)	197,778	165,335
Add / (subtract):
Provision for income taxes	(4,124)	(410)	(5,653)	(764)
Interest expense, net	(8,435)	(9,488)	(35,596)	(40,680)
Compensation cost recognized under Restricted Unit Plan	905	573	3,014	2,221
(Gain) loss on disposal of property, plant and equipment, net	(381)	189	(2,782)	(1,000)
Gain on exchange/sale of customer service centers	(682)	—	(1,887)	—
Changes in working capital and other assets and liabilities	42,961	61,420	(9,038)	45,209
Net cash provided by / (used in):
Operating activities (c)	$17,821	$49,437	$145,836	$170,321
Investing activities	$(4,876)	$(6,667)	$(19,568)	$(19,092)
Financing activities	$(23,280)	$(20,075)	$(90,253)	$(105,069)

(c)

Includes voluntary defined benefit pension plan contributions of $5.0 million and $25.0 million for the three and twelve months ended September 29, 2007, respectively. There was a similar voluntary contribution of $10.0 million made during the three and twelve months ended September 30, 2006.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.